PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated November 12, 2024)	Registration Statement No. 333-282678

Up to $250,000,000

CTO Realty Growth, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2024 (the “Original Prospectus Supplement”) and the base prospectus dated November 12, 2024 (the “Prospectus”) relating to the offer and sale of shares of our common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $250,000,000 from time to time, pursuant to separate equity distribution agreements, each dated November 12, 2024, we entered into with each of A.G.P./Alliance Global Partners (“AGP”), B. Riley Securities, Inc. (“B. Riley”), Robert W. Baird & Co. Incorporated (“Baird”), Jefferies LLC (“Jefferies”), JonesTrading Institutional Services LLC (“Jones”), KeyBanc Capital Markets Inc. (“KeyBanc”), Lucid Capital Markets, LLC (“Lucid”), Raymond James & Associates, Inc. (“Raymond James”), Regions Securities LLC (“Regions”), Truist Securities, Inc. (“Truist”) and Wells Fargo Securities, LLC (“Wells Fargo”). This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On April 29, 2026, we entered into (i) separate equity distribution agreements with each of Cantor Fitzgerald & Co. (“Cantor”) and Huntington Securities, Inc. (“Huntington”) and (ii) separate amendments to each existing equity distribution agreement with each of AGP, B. Riley, Baird, Jefferies, Jones, KeyBanc, Lucid, Raymond James, Regions, Truist and Wells Fargo. Pursuant to the equity distribution agreements, Cantor and Huntington shall each become a sales agent, forward seller and forward purchaser. Accordingly, any reference to “sales agent” or “sales agents” in the Original Prospectus Supplement shall hereafter be deemed to include Cantor and Huntington, any reference to “forward seller” or “forward sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Cantor and Huntington, and any reference to “forward purchaser” or “forward purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Cantor and Huntington. Through the date of this prospectus supplement, Common Stock with an aggregate offering price of $57,340,024 has been offered and sold under the equity distribution agreements. Due to these prior sales, as of the date of this prospectus supplement, shares of Common Stock with an aggregate offering price of up to $192,659,976 remain available for offer and sale pursuant to the equity distribution agreements.

Investing in shares of our Common Stock involves risks. See “Risk Factors” beginning on page S-5 of the Original Prospectus Supplement and the risks set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as additional risks that may be described in future reports or information that we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus supplement, the Original Prospectus Supplement and the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the Original Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.	B. Riley Securities	Baird	Cantor
Huntington Capital Markets	Jefferies	Jones	KeyBanc Capital Markets
Lucid Capital Markets	Raymond James	Regions Securities LLC	Truist Securities
Wells Fargo Securities

The date of this prospectus supplement is April 29, 2026.